Exhibit 10.1

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

AMENDED AND RESTATED 1999 INCENTIVE COMPENSATION PLAN

AMENDMENT NO. 1

The Amended and Restated 1999 Incentive Compensation Plan of Cognizant Technology Solutions Corporation (the “Plan”) is hereby amended in the following respects:

1. Section 5.2 of the Plan is hereby deleted in its entirety and replaced with the following new Section 5.2, effective immediately, and such amended Section 5.2 shall be effective for each Award now or hereafter outstanding under the Plan:

5.2 ADJUSTMENT TO SHARES. In the event of any of the following transactions affecting the outstanding Common Stock as a class without the Company’s receipt of consideration: a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, extraordinary distribution (whether payable in cash, securities or other property), dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or in the event of a substantial reduction in the value of the outstanding Common Stock resulting from a spin-off transaction or extraordinary dividend, equitable adjustments shall be made by the Committee to (i) the maximum number and kind of shares that may be issued under the Plan, (ii) the number and/or class of securities subject to each outstanding Award under the Plan, (iii) the maximum number and kind of shares for which Awards measured in shares of Common Stock may be made to any one Participant over the term of the Plan, (iv) the exercise price applicable to outstanding Stock Options and (v) the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Awards. The foregoing adjustments shall be made successively each time any such change shall occur. To the extent the foregoing adjustments are to be made to outstanding Awards, such adjustments shall be effected by the Committee in such manner as the Committee deems appropriate in order to prevent the dilution or enlargement of benefits under those Awards. The adjustments determined by the Committee shall be final, binding and conclusive. Appropriate adjustments and modifications may also, in the discretion of the Committee, be made on an equitable basis to any other terms of outstanding Awards under the Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of performance periods; provided, however, that with respect to Performance-Based Awards, such modifications and/or changes do not disqualify the compensation attributable to such Awards as “performance-based compensation” under Code Section 162(m). In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or accounting principles. Notwithstanding anything contained in the Plan, (i) any adjustment with respect to an ISO due to a change or distribution described in this Section 5.2 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any ISO granted hereunder other than an incentive stock option for purposes of Code Section 422 and (ii) in the event of a Change in Control, the provisions of Section 13 shall be controlling.

2. Except as modified by this Amendment No. 1, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Cognizant Technology Solutions Corporation has caused this Amendment No. 1 to be executed on its behalf by its duly authorized officers on this 2nd day of March 2007.

COGNIZANT TECHNOLOGY SOLUTIONS
CORPORATION

By:	Steven Schwartz

Title:	Vice President and General Counsel